Exhibit 99

NEWS BULLETIN

RE:

TOROTEL, INC.

13402 SOUTH 71 HIGHWAY
GRANDVIEW, MO 64030
(816) 761-6314

Torotel, Inc.	TRADED: OTC:TTLO

COMPANY CONTACTS:
Dale H. Sizemore, Jr.	Jim Serrone
Chairman and CEO	CFO and General Manager
(816) 761-6314, ext. 3015	(816) 761-6314, ext. 3024

FOR IMMEDIATE RELEASE

FRIDAY, SEPTEMBER 12, 2003

TOROTEL REPORTS LOWER SALES, EARNINGS

FOR FIRST QUARTER

KANSAS CITY, MO, September 12 – Torotel, Inc. (OTC:TTLO), a manufacturer of precision magnetic components, today reported that continued softness in the Electronika subsidiary’s market led to lower sales and earnings for the three months ended July 31, 2003.

Softness in Electronika’s Airline Market More than Offsets Sales Gains in Others

Consolidated net sales for the first quarter were $1.08 million, down 6 percent compared with $1.14 million at this time last year.  Torotel Products’ net sales were $1.01 million, up 6 percent from $958,000 for the year-ago period, due to improvements in military orders.  Electronika, a custom designer of ballast transformers for the airline industry, contributed net sales of $64,000, down 65 percent from $182,000.

Gross profit decreased $114,000 because of Electronika’s lower sales volume, and the labor and overhead costs associated with the manufacturing facility in Olathe, Kansas.

Earnings from operations were $76,000, down from $148,000.  Torotel’s investment in Apex Innovations, Inc., which offers knowledge management products and services to government entities, resulted in a $26,000 loss compared with a $10,000 profit in last year’s quarter.  Net earnings for the current period were $33,000, or 1 cent per diluted share, compared with $141,000, or 3 cents per diluted share, at this time last year.

Higher Manufacturing Costs Reflect Investment in Building Skilled Labor Force

Discussing the current and future investment in the Olathe facility, Chief Financial Officer and General Manager H. James Serrone said, “Electronika-Kansas, Inc., which is the Olathe facility, originally was started to manufacture Electronika’s ballast transformers.  This plan was put on hold because soft conditions developed in the airline industry.  However, the facility has evolved into a contract manufacturing source for Torotel Products.  This is particularly important, since Torotel Products lost 10 percent of its production workforce to retirement in past three months, and another 17 percent will be eligible to retire over the next 18 months.  With more than 90 percent of Torotel Products’ business generated by custom manufactured, labor-intensive products, investing in production personnel is essential to maintain an ample level of manufacturing skills.

“Earnings and cash flow may suffer in the short term as a result.  Over the long term, we believe this is the best approach for our customers.  In addition, the investment puts Torotel Products in a better position to respond to higher demand when military contracts are awarded, and conditions improve in the aerospace market.  In the coming months, we will be evaluating whether to remain in the existing facilities in Grandview and Olathe, or to consolidate them,” Serrone explained.

Torotel, Inc. specializes in the design and manufacture of a wide range of precision magnetic components.  Its products include transformers, inductors, reactors, chokes and toroidal coils, which modify and control electrical voltages and currents in commercial, industrial and military electronics.  These products are sold to original equipment manufacturers for use in conventional missile guidance systems, avionics equipment, computers, medical equipment, telecommunications systems, and digital control devices.  The company also designs and distributes ballast transformers primarily used to activate and control the lights in the cockpits and passenger compartments of older Boeing/McDonnell Douglas aircraft.

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include all information on our expected financial position, results of operations, cash flows, strategy, budgets and management’s plans and objectives.  These forward-looking statements are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to be different from what appears here.  These risk factors include the impairment of intangible assets, decreased demand for products, delays in developing new products, expected orders that do not occur, loss of key customers, the impact of competition and price erosion as well as supply and manufacturing constraints, and other risks and uncertainties (which are detailed from time to time in Torotel’s Securities and Exchange Commission filings).  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will prove accurate, and our actual results may differ materially from these statements.

FINANCIAL TABLES FOLLOW